Exhibit 10.8

THIRD AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP

OF BUILD-TO-CORE INDUSTRIAL PARTNERSHIP II LP

THIS THIRD AMENDMENT (this “Amendment”) to the Agreement of Limited Partnership of Build-to-Core Industrial Partnership II LP, a Delaware limited partnership (the “Partnership”), in entered into as of July 15, 2020 by IPT BTC II GP LLC, a Delaware limited liability  company, in its capacity as general partner of the Partnership (the “General Partner”).

W I T N E S S E T H

WHEREAS, the Partners executed and agreed to the terms set forth in that certain Agreement of Limited Partnership of the Partnership, dated as of May 19, 2017, as amended by that certain First Amendment to Agreement of Limited Partnership of the Partnership, dated as of January 31, 2018, as amended by that certain Second Amendment to Agreement of Limited Partnership of the Partnership, dated as of May 15, 2019 (collectively, the “Partnership Agreement”);

WHEREAS, the General Partner is a subsidiary of IPT Real Estate Holdco LLC (“IPT HoldCo”), which in turn is a subsidiary of Industrial Property Operating Partnership LP (“IPT OpCo”), which in turn is a subsidiary of Industrial Property Trust (“IPT”);

WHEREAS, it is proposed that IPT OpCo would sell to BCI IV Portfolio Real Estate Holdco LLC (“BCI IV HoldCo”) all of its interests in IPT Holdco, which sale would include all of the indirect interests of IPT in the Partnership (such sale, the “Interest Sale”);

WHEREAS, BCI IV HoldCo is a subsidiary of BCI IV Operating Partnership LP (“BCI IV OpCo”), which in turn is a subsidiary of Black Creek Industrial REIT IV Inc. (“BCI IV”);

WHEREAS, the Interest Sale is a permitted transfer under the terms of the Partnership Agreement;

WHEREAS, in connection with the Interest Sale, and pursuant to its authority set forth in Section 12.4(b)(i) of the Partnership Agreement to unilaterally amend the Partnership Agreement to make changes of a ministerial nature which do not materially or adversely affect the rights of the Limited Partners or the Special Limited Partner, the General Partner desires to amend the Partnership Agreement to reflect the new indirect ownership structure of the Partnership resulting from the Interest Sale; and

WHEREAS, the Executive Committee of the Partnership has consented to and approved this Amendment and authorized the General Partner to execute and adopt this Amendment.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the Partnership hereby agrees to adopt the following amendments to the Partnership Agreement:

1.Capitalized Terms. The capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to them in the Partnership Agreement.

2.Conforming Amendments.

a.	All references in the Partnership Agreement to “IPT” (including in the name of any defined terms) are hereby deleted in their entirety and replaced with “BCI IV.”

b.	All references in the Partnership Agreement to “IPT OpCo” are hereby deleted in their entirety and replaced with “BCI IV OpCo.”

c.	All references in the Partnership Agreement to “IPT Holdco” are hereby deleted in their entirety and replaced with “BCI IV Holdco.”

3.	New Defined Terms. The Partnership Agreement is hereby amended by adding to the Partnership Agreement each of the below terms following the first instance of use of each such term in the Partnership Agreement (as amended hereby):

“BCI IV” means Black Creek Industrial REIT IV Inc., a Maryland corporation.

“BCI IV HoldCo” means BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, which is a subsidiary of BCI IV OpCo.

“BCI IV OpCo” means BCI IV Operating Partnership LP, a Delaware limited partnership, which is a subsidiary of BCI IV.

4.	Effective Time. This Amendment shall be deemed effective upon the consummation of the Interest Sale.

5.	Entire Agreement. The Partnership Agreement, as amended by this Amendment, constitutes the entire agreement between the Partners and supersedes any prior agreements or understandings between them with respect to the subject matter thereof.

6.	Full Force and Effect. Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect.

7.	Binding Effect. Except as otherwise provided in this Amendment, every covenant, term and provision of the Partnership Agreement, as amended by this Amendment, shall be binding upon and inure to the benefit of the Partners and their respective successors, transferees and assigns.

8.	Headings. Section and other headings contained in this Amendment are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Amendment or any provision hereof.

9.	Severability. Every provision of this Amendment is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Amendment.

10.	Construction. Every covenant, term and provision of this Amendment shall be construed simply according to its fair meaning and not strictly for or against any Partner.

11.	Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Amendment.

12.	Applicable Law. Notwithstanding the place where this Amendment may be executed by any of the parties hereof, this Amendment, the rights and obligations of the parties hereto, and any claims and disputes relating thereto shall be subjected to and governed by the Act and the other laws of the State of Delaware as applied to agreements among Delaware residents to be entered into and performed entirely within the State of Delaware, and such laws shall govern all aspects of this Amendment, including, without limitation, the limited partnership aspects of this Amendment.

13.	Counterpart Execution. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Amendment may be delivered by one or more parties by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER

IPT BTC II GP LLC, a Delaware limited liability company

By:IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:Industrial Property Trust, a Maryland real estate investment trust, its general partner

By: /s/ Thomas G. McGonagle

Name: Thomas G. McGonagle

Title: Chief Financial Officer